EXHIBIT 10.29
Annual Cash Compensation of Named Executive Officers
The executive officers named in the compensation table in Monsanto’s proxy statement dated Dec. 1, 2008 (the “Named Executive Officers”) have their base salaries determined yearly by the People and Compensation Committee (the “Committee”) of the Board of Directors. It is anticipated that such determinations will occur annually, effective during a pay period in the following January. The Named Executive Officers are all “at will” employees, and do not have written or oral employment agreements other than change of control agreements, the form of which is filed, as required, as an exhibit to reports filed by the Company under the Exchange Act. The Company, upon the approval of the Committee, retains the right to unilaterally decrease or increase the Named Executive Officers’ base salaries at any time.
The Named Executive Officers are eligible to participate in the Company’s annual incentive compensation plans for all regular employees, including executive officers, which provide for cash awards. Summaries of such annual incentive compensation plans are filed as exhibits, as required, to reports filed by the Company under the Exchange Act.
On Oct. 26, 2009, the Committee approved for the Company’s Named Executive Officers the following base salaries to become effective as of Jan. 11, 2010, and the following annual incentive awards for the 2009 fiscal year, which will be paid on Nov. 6, 2009:

	Base Salary	Base Salary	FY 2009 Annual
Named Executive Officer	(as of 01/12/09)	(as of 1/11/10)	Incentive Award
Hugh Grant Chairman of the Board, President and Chief Executive Officer	$1,403,780	$1,403,780	$1,070,382
Brett D. Begemann Executive Vice President, Seeds & Traits	$540,000	$540,000	$265,000
Carl M. Casale Executive V.P. and Chief Financial Officer*	$550,000	$590,000	$275,000
Terrell K. Crews Special Assistant to the CEO**	$590,000	N/A **	$275,000
Robert T. Fraley, Ph.D. Executive V.P. and Chief Technology Officer	$600,000	$600,000	$300,000

*	Prior to Sept. 1, 2009, Mr. Casale held the office of Executive V.P., Strategy & Operations. Effective Sept. 1, 2009, the Board of Directors elected Mr. Casale to the office listed above.

**	Mr. Crews will serve as Special Assistant to the CEO through Nov. 30, 2009, and will retire from the Company effective Nov. 30, 2009. Prior to Sept. 1, 2009, Mr. Crews held the office of Executive V.P., and Chief Financial Officer and Vegetable Business CEO.
The Company intends to provide additional information regarding other compensation awarded to the Named Executive Officers in respect of and during the 2009 fiscal year in the proxy statement for its 2010 annual meeting of shareowners, which proxy statement is expected to be filed with the Securities and Exchange Commission in December 2009.